EXHIBIT 5.2
                                                              -----------


                            SCHIFF HARDIN & WAITE
                        1101 CONNECTICUT AVENUE, N.W
                                  SUITE 600
                        WASHINGTON, D.C.  20036-4390


   Shirley M. Lukitsch
   202 778-6477
   Email: slukitsch@schiffhardin.com



                                 May 1, 2001



   Modine Manufacturing Company
   1500 DeKoven Avenue
   Racine, Wisconsin 53403

        Re:  Modine Manufacturing Company
             Post Effective Amendment No. 1 on
             Form S-8 to Registration Statement on
             Form S-4, as amended (File No. 333-56648)

   Ladies and Gentlemen:

             We are acting as counsel to Modine Manufacturing Company, a Wisconsin corporation ("Modine"), in connection with Modine's filing of Post-Effective Amendment No. 1 on Form S-8 (the "Amendment") to its Registration Statement on Form S-4, File No. 333-56648 (the "Registration Statement"), which was declared effective on March 20, 2001. The Amendment covers the offer and sale of up to 283,898 shares of common stock, $0.625 par value, of Modine (the "Common Stock") and associated preferred stock purchase rights (the "Rights"), issuable upon the exercise of outstanding options (the "Options") under the (1) Modine Manufacturing Company Stock Option Plan for Thermacore Employees under the DTX Corporation 1995 Stock Option Plan and (2) Modine Manufacturing Company Stock-Based Compensation Plan for Thermacore Employees under the DTX Corporation 1997 Plan (collec-
   tively, the "Plans").   The terms of the Rights are set forth in a
   Rights Agreement, dated as of October 16, 1986, as amended, between Modine and First Chicago Trust Company of New York (the "Rights Agreement"). Copies of the Rights Agreement and the amendments
   thereto are filed as exhibits to the Registration Statement.   This
   opinion supplements our opinion, dated March 16, 2001, filed as
   Exhibit 5.1 to the Registration Statement.




   Modine Manufacturing Company
   May 1, 2001
   Page 2


             In connection with rendering this opinion, we have examined
   (a) the Registration Statement on Form S-4, (b) the Amendment, (c) the Restated Articles of Incorporation and Restated By-Laws of Modine, as amended to date, (d) the Rights Agreement, (e) the Plans, (f) resolu-tions adopted by the Board of Directors of Modine authorizing the issuance of the Common Stock and associated Rights upon the exercise of the outstanding Options under the Plans, and (g) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

             Based upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that (1) the shares of Common Stock covered by the Amendment have been duly authorized and, when issued upon the valid exercise of the Options in accordance with the provisions of the Plans, will be validly issued, fully paid and nonassessable, except with respect to certain debts owing to employees of Modine for services performed for Modine, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law and judicial interpretations thereof, and (2) the Rights associated with the Common Stock, when issued pursuant to the terms of the Rights Agreement, will be validly issued.

             We hereby consent to the filing of this supplemental opinion as an exhibit to the Registration Statement, as amended by the Amendment.

                                      Very truly yours,

                                      SCHIFF HARDIN & WAITE



                                      By: /s/ Shirley M. Lukitsch
                                          ---------------------------
                                             Shirley M. Lukitsch